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                                                                    Exhibit 23.4

                           CONSENT OF SG BARR DEVLIN

   We hereby consent to the use of our opinion in the Joint Proxy Statement/Prospectus of BEC Energy and Commonwealth Energy System included in this Registration Statement of NSTAR and to all references to our firm included in or made a part of this Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder.

                                          /s/ SG Barr Devlin

                                          SG Barr Devlin
                                          (A division of SG Cowen Securities
                                           Corporation)

New York, New York
May 11, 1999